Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

Saratoga Investment Corp. Announces Fiscal

Third Quarter 2022 Financial Results

NEW YORK, January 5, 2022 – Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2022 fiscal third quarter.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the quarter ended and as of Nov 30, 2021	For the quarter ended and as of Aug 31, 2021	For the quarter ended and as of Nov 30, 2020
	($ in thousands except per share)
AUM	661,793	666,097	546,944
NAV	324,602	324,112	299,853
NAV per share	29.17	28.97	26.84
Investment Income	16,502	18,442	14,283
Net Investment Income per share	0.45	0.57	0.40
Adjusted Net Investment Income per share	0.53	0.63	0.50
Earnings per share	0.73	0.71	0.57
Dividends per share (declared)	0.53	0.52	0.42
Return on Equity – last twelve months	14.6%	14.4%	11.0%
– annualized quarter	10.0%	9.9%	8.5%
Originations	58,572	116,015	51,320
Repayments	66,450	134,846	18,296

“Our Fiscal 2022 third quarter performance continues to demonstrate the resilience and strength of Saratoga and our portfolio companies. For the third quarter in a row, our NAV per share of $29.17 has reached an historic high, and we continue to believe Saratoga is well positioned for potential future economic opportunities and challenges,” said Christian L. Oberbeck, Chairman, Chief Executive Officer and President of Saratoga Investment. “Our third quarter results continue to highlight the strength of our financial position and portfolio performance. These quarterly metrics include LTM return on equity of 14.6%, adjusted NII per share of $0.53, and NAV per share quarterly growth of $0.20 per share, or 1%. Market activity continues to be extremely robust and we continue to believe that balance sheet and liquidity strength, and NAV preservation, remains paramount both for our BDC and our portfolio companies. Our current capital structure at quarter-end was strong, with $343 million of equity supporting $238 million of long-term and covenant-free non-SBIC debt, $207 million of long-term covenant free SBIC debentures and $12.5 million of long-term revolving borrowings. Our quarter-end regulatory leverage of 237% provides substantial cushion above our 150% requirement, and in addition to the $37.5 million we have available through our revolving credit facility, we have $144 million of quarter-end cash and $76 million of available SBIC II facilities to support our existing portfolio companies and finance new opportunities. When deployed, we expect this capital to be highly accretive to earnings. Taking into account our strong overall results and robust pipeline of new opportunities, our Board of Directors in November decided to increase our quarterly dividend by 1c per share, or 2%, and declare a 53c per share dividend for the quarter ended November 30, 2021.”

“As always, our primary focus is to remain prudent and discerning in terms of originations in the robust current environment. We continue to bring new platform investments into the portfolio, with investments in two new companies added this fiscal quarter, in addition to the success we continue to have with follow-ons in existing borrowers with strong business models and balance sheets. Total originations in Q3 totaled $59 million invested, and repayments totaled $66 million. Reflecting the strength of our pipeline, we have seen $130 million in new originations with $11 million of repayments subsequent to quarter-end. Importantly, the Q3 repayments included almost $10 million of realized gains on our Grey Heller and Texas Teachers investments. Our credit quality remained at a high level at quarter-end, increasing to 95% of credits rated in our highest category, with no credits on non-accrual. With 76% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio is well structured for future market conditions. We remain confident in our experienced management team, high underwriting standards and ability to steadily grow portfolio size and maintain quality and investment performance over the long-term.”

Discussion of Financial Results for the Quarter ended November 30, 2021:

As of November 30, 2021, Saratoga Investment’s assets under management (“AUM”) was $661.8 million, an increase of 21.0% from $547.0 million as of November 30, 2020, and a decrease of 0.6% from $666.1 million as of August 31, 2021. The decrease this past quarter consists of $58.6 million in originations, offset by $66.4 million of repayments and amortizations, reflecting both continued strong pace of originations as well as the high and ongoing lumpy nature of repayments. In addition, the fair value of the portfolio increased by $3.9 million of realized and unrealized gains, representing an increase of 0.6% to the overall portfolio, driven by the impact of changes to market spreads, EBITDA multiples and/or revised portfolio company performance on the quarter-end valuations. Saratoga Investment’s portfolio remains strong, with 76.4% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 95.0% of its loans this quarter at its highest internal rating. Saratoga Investment’s portfolio has a fair value that is 2.9% in excess of its cost basis. This fiscal quarter’s originations include two investments in new platforms, and six follow-ons in existing portfolio companies, including drawdowns on committed facilities. Since Saratoga Investment took over the management of the BDC, $753.1 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 16.4%.

For the three months ended November 30, 2021, total investment income of $16.5 million increased by $2.2 million, or 15.5%, when compared to $14.3 million for the three months ended November 30, 2020. This quarter’s investment income was generated from an investment base that has grown by 21.0% since last year. This asset growth was offset by lower interest rates, with the weighted average current coupon on non-CLO BDC investments decreasing from 9.5% to 8.8% year-over-year. In addition, this quarter’s investment income was down 10.5% on a quarter-on-quarter basis from $18.4 million for the quarter ended August 31, 2021, primarily due to the non-recurrence of the $0.6 million Taco Mac interest reserve release last quarter, as well as the reduction in other income resulting from lower advisory and prepayment fees generated by both reduced originations and repayments this quarter.

As compared to the three months ended November 30, 2020, adjusted net investment income increased $0.6 million, or 10.1%, from $5.5 million to $6.1 million. The $2.2 million increase in investment income was offset by (i) increased interest expense resulting from the various new Notes Payable and SBA debentures issued during the past year and quarter and (ii) increased base and incentive management fees generated from the management of this larger pool of investments. Total expenses, excluding interest and debt financing expenses, base management fees and incentive fees and income taxes decreased from $1.6 million to $1.2 million, as compared to November 30, 2020. This represented 0.6% of average total assets on an annualized basis, down from 1.1% last year. As compared to the three months ended August 31, 2021, adjusted net investment income decreased $0.9 million, or 13.0%, from $7.0 million last quarter, primarily due to the changes in investment income noted above.

Net investment income on a weighted average per share basis was $0.45 for the quarter ended November 30, 2021. Adjusted for the incentive fee accrual related to net capital gains, the net investment income on a weighted average per share basis was $0.53. This compares to adjusted net investment income per share of $0.63 for the quarter ended August 31, 2021, and $0.50 for the quarter ended November 30, 2020. During these periods, weighted average common shares outstanding were 11.5 million for the period ended November 30, 2021 and 11.2 million for both periods ended August 31, 2021 and November 30, 2020.

Net investment income yield as a percentage of average net asset value (“Net Investment Income Yield”) was 6.2% for the quarter ended November 30, 2021. Adjusted for the incentive fee accrual related to net capital gains, the Net Investment Income Yield was 7.3%. In comparison, adjusted Net Investment Income Yield was 8.7% and 7.4% for the quarters ended August 31, 2021, and November 30, 2020, respectively.

Net Asset Value (“NAV”) was $342.6 million as of November 30, 2021, an increase of $18.5 million from $324.1 million as of August 31, 2021, and an increase of $42.7 million from $299.9 million as of November 30, 2020.

●	For the three months ended November 30, 2021, $5.2 million of net investment income, $9.9 million in net realized gains from investments and $2.5 million deferred tax benefit on unrealized depreciation from investments were earned, offset by $6.0 million of net unrealized depreciation, $2.4 million current income tax expense on realized gains, $0.8 million realized losses on extinguishment of debt and $5.9 million of dividends declared. In addition, $1.0 million of stock dividend distributions were made through the Company’s dividend reinvestment plan (“DRIP”), and $15.2 million of shares were issued under the Company’s equity ATM program.

NAV per share was $29.17 as of November 30, 2021, compared to $28.97 as of August 31, 2021, $27.25 as of February 28, 2021, and $26.84 as of November 30, 2020.

●	For the three months ended November 30, 2021, NAV per share increased by $0.20 per share, reflecting the $0.45 per share net investment income, $0.34 per share net realized gains and unrealized appreciation on investments, and $0.01 per share net accretion from the share repurchases, DRIP and ATM offering plan, offset by $0.01 per share net change in income and deferred taxes on realized gains and unrealized appreciation, the $0.52 per share second quarter dividend paid out this quarter and $0.07 per share in realized losses on the extinguishment of the Madison credit facility.

●	This is the highest level of NAV per share since Saratoga took over the management of the Company, and reflects the sixteenth increase in NAV per share over the past eighteen quarters.

Return on equity for the last twelve months ended November 30, 2021, was 14.6%, up from 11.0% for the comparable period last year.

Earnings per share for the quarter ended November 30, 2021, was $0.73, compared to $0.71 for the quarter ended August 31, 2021, and $0.57 for the quarter ended November 30, 2020.

Investment portfolio activity for the quarter ended November 30, 2021:

●	Cost of investments made during the period: $58.6 million, including investments in two new portfolio companies.

●	Principal repayments during the period: $66.4 million, including three repayments of existing investments, plus amortization.

Additional Financial Information

For the fiscal quarter ended November 30, 2021, Saratoga Investment reported net investment income of $5.2 million, or $0.45 on a weighted average per share basis, and net realized and unrealized gains on investments of $3.9 million, or $0.34 on a weighted average per share basis, offset by $0.8 million realized losses on extinguishment of debt, or $0.07 on a weighted average per share basis, resulting in a net increase in net assets from operations of $8.3 million, or $0.73 on a weighted average per share basis. The $3.9 million net gain on investments was comprised of $9.9 million in net realized gains on investments and $2.5 million of deferred tax benefit on unrealized depreciation on investments, offset by $6.0 million in net unrealized depreciation on investments, and $2.4 million of income tax expense from realized gains on investments.

The $9.9 million net realized gain on investments comprises a $7.3 million realized gain on the sale of the Company’s Grey Heller investment and a $2.6 million realized gain on the Company’s Texas Teachers investment. The $6.0 million net unrealized depreciation reflects (i) the $7.7 million reversal of previously recognized appreciation on the Grey Heller equity realization, (ii) the $2.6 million reversal of previously recognized appreciation on the Texas Teachers realization and (iii) a $2.6 million unrealized depreciation on the Company’s CLO equity investment reflecting market volatility, partially offset by a 1.1% increase in the total value of the remaining portfolio, primarily related to improvements in market spreads, EBITDA multiples and/or revised portfolio company performance – all of the net reduction in the value of the non-CLO portfolio in the first quarter of last year has been more than reversed since May 31, 2020, and the overall portfolio fair value is now 2.9% above cost.

This is compared to the fiscal quarter ended November 30, 2020, with net investment income of $4.5 million, or $0.40 on a weighted average per share basis, and a net realized and unrealized gain on investments of $1.9 million, or $0.17 on a weighted average per share basis, resulting in a net increase in net assets from operations of $6.4 million, or $0.57 on a weighted average per share basis.

Portfolio and Investment Activity

As of November 30, 2021, the fair value of Saratoga Investment’s portfolio was $661.8 million (excluding $144.1 million in cash and cash equivalents), principally invested in 43 portfolio companies and one collateralized loan obligation fund (“CLO”). The overall portfolio composition consisted of 76.4% of first lien term loans, 6.8% of second lien term loans, 0.4% of unsecured term loans, 6.1% of subordinated notes in a CLO and 10.3% of common equity.

For the fiscal quarter ended November 30, 2021, Saratoga Investment invested $58.6 million in two new and six existing portfolio companies and had $66.4 million in aggregate amount of three exits and repayments, including realized gains, resulting in net repayments of $7.8 million for the quarter.

As of November 30, 2021, the weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 8.1%, which was comprised of a weighted average current yield of 8.6% on first lien term loans, 11.1% on second lien term loans, 8.1% on unsecured term loans, 11.6% on CLO subordinated notes and 0.0% on equity interests.

Portfolio and Liquidity Update:

Subsequent to quarter-end, Saratoga Investment has executed approximately $130.0 million of new originations in two new portfolio companies and nine follow-ons, and had repayments of approximately $10.5 million in one exit and realizations, for a net increase in investments of $119.5 million.

Liquidity and Capital Resources

On October 4, 2021, Saratoga Investment closed a new $50.0 million senior secured credit facility with Encina Lender Finance, LLC. The credit facility will be supported by loans held by Saratoga Investment and pledged to Encina under the terms of the credit agreement. Saratoga Investment may request an increase in the commitment amount to up to $75.0 million during the first two years. The terms of the credit facility require a minimum drawn amount of $12.5 million at all times during the first six months, which increases to the greater of $25.0 million or 50% of the commitment amount in effect at any time thereafter. The term of the credit facility is three years. The interest rate on the borrowings under the Facility is LIBOR plus 4.0%, with LIBOR having a floor of 0.75%. Concurrently with the closing of this Facility, all remaining amounts outstanding on the Company’s existing revolving credit facility with Madison Capital Funding, LLC were repaid and the facility terminated.

As of November 30, 2021, Saratoga Investment had $12.5 million in outstanding borrowings under its $50 million senior secured revolving credit facility with Encina. At the same time, Saratoga Investment had $108.0 million SBA debentures in its SBIC I license outstanding, $99.0 million in SBA debentures in its SBIC II license outstanding, $43.1 million of listed baby bonds issued, an unsecured unlisted $175.0 million institutional bond issuance, and three unlisted issuances of $20.0 million in total, and an aggregate of $144.1 million in cash and cash equivalents.

With $37.5 million available under the credit facility and the $144.1 million of cash and cash equivalents as of November 30, 2021, Saratoga Investment has a total of $179.1 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies in the BDC. In addition, Saratoga Investment has $76.0 million in undrawn SBA debentures from the most recently approved SBIC II license to finance new SBIC-eligible portfolio companies and support existing SBIC II investments. Availability under the Encina credit facility can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC I and the BDC will not qualify for SBIC II funding. As of quarter-end, Saratoga Investment had $20.0 million of committed undrawn lending commitments and $32.9 million of discretionary funding commitments.

On July 30, 2021, we entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. and Compass Point Research and Trading, LLC, through which we may offer for sale, from time to time, up to $150.0 million of our common stock through an ATM offering. During the three months ended November 30, 2021, the Company sold 520,076 shares for gross proceeds of $15.2 million at an average price of $29.16 for aggregate net proceeds of $15.0 million (net of transaction cost). During the nine months ended November 30, 2021, the Company sold 525,517 shares for gross proceeds of $15.3 million at an average price of $29.15 for aggregate net proceeds of $15.2 million (net of transaction cost).

Dividend

On November 30, 2021, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.53 per share for the fiscal quarter ended November 30, 2021, payable on January 19, 2022, to all stockholders of record at the close of business on January 4, 2022.

In fiscal year 2022, the Company also declared a quarterly dividend of $0.43 per share for the fiscal quarter ended February 28, 2021, $0.44 per share for the fiscal quarter ended May 31, 2021, and $0.52 per share for the fiscal quarter ended August 31, 2021.

In fiscal year 2021, the Company declared quarterly dividends of $0.42 per share for the quarter ended November 30, 2020, $0.41 per share for the quarter ended August 31, 2020 and $0.40 per share for the quarter ended May 31, 2020, for total dividends in fiscal year 2021 of $1.23 per share. Total dividends declared for the fiscal years ended February 29, 2020 and February 28, 2019, were $2.21 per share and $2.06 per share, respectively.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. During fiscal year 2017, the share repurchase plan was increased to 600,000 shares of common stock, and during fiscal years 2018 through 2022, this share repurchase plan was extended for another year at the same level of approval, currently through January 15, 2023. On May 4, 2020, the Board of Directors increased the share repurchase plan to 1.3 million shares of common stock. During the three months ended November 30, 2021, there was no activity. During the nine months ended November 30, 2021, the Company purchased 49,623 shares of common stock, at the average price of $25.23 for approximately $1.3 million pursuant to the Share Repurchase Plan.

2022 Fiscal Third Quarter Conference Call/Webcast Information

When:	Thursday, January 6, 2022
10:00 a.m. Eastern Time (ET)

How:	Call: Interested parties may participate by dialing (877) 312-9208 (U.S. and Canada) or (678) 224-7872 (outside U.S. and Canada).

A replay of the call will be available from 1:00 p.m. ET on Thursday, January 6, 2022 through 1:00 p.m. ET on Thursday, January 13, 2022 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (outside U.S. and Canada), passcode for both replay numbers: 9985742.

Webcast: Interested parties may access a simultaneous webcast of the call and find the Q3 2022 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, http://ir.saratogainvestmentcorp.com/events-presentations

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment owns two SBIC-licensed subsidiaries and manages a $650 million collateralized loan obligation (“CLO”) fund. It also owns 52% of the Class F and 100% of the subordinated notes of the CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic's impact on the U.S. and global economy, as well as those described from time-to-time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Saratoga Investment Corp. undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	November 30,	February 28,
	2021	2021
	(unaudited)
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $536,539,603 and $471,328,212, respectively)	$546,750,922	$469,946,494
Affiliate investments (amortized cost of $40,075,633 and $17,331,707, respectively)	40,442,980	19,367,740
Control investments (amortized cost of $66,732,240 and $61,353,761, respectively)	74,599,110	64,998,481
Total investments at fair value (amortized cost of $643,347,476 and $550,013,680, respectively)	661,793,012	554,312,715
Cash and cash equivalents	120,881,990	18,828,047
Cash and cash equivalents, reserve accounts	23,186,481	11,087,027
Interest receivable (net of reserve of $0 and $1,152,086, respectively)	4,566,798	4,223,630
Due from affiliate	-	2,719,000
Management fee receivable	364,715	34,644
Other assets	920,315	947,315
Total assets	$811,713,311	$592,152,378

LIABILITIES
Revolving credit facility	$12,500,000	$-
Deferred debt financing costs, revolving credit facility	(1,291,999)	(639,982)
SBA debentures payable	207,000,000	158,000,000
Deferred debt financing costs, SBA debentures payable	(4,302,019)	(2,642,622)
6.25% Notes Payable 2025	-	60,000,000
Deferred debt financing costs, 6.25% notes payable 2025	-	(1,675,064)
7.25% Notes Payable 2025	43,125,000	43,125,000
Deferred debt financing costs, 7.25% notes payable 2025	(1,157,871)	(1,401,307)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(197,899)	(239,222)
4.375% Notes Payable 2026	175,000,000	-
Premium on 4.375% notes payable 2026	1,157,187	-
Deferred debt financing costs, 4.375% notes payable 2026	(3,603,177)	-
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(433,835)	(476,820)
Base management and incentive fees payable	12,081,266	6,556,674
Deferred tax liability	1,053,564	1,922,664
Accounts payable and accrued expenses	1,961,075	1,750,266
Current income tax payable	2,833,988	-
Interest and debt fees payable	3,096,334	2,645,784
Directors fees payable	-	70,500
Due to manager	289,952	279,065
Excise tax payable	-	691,672
Total liabilities	469,111,566	287,966,608

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 11,747,004 and 11,161,416 common shares issued and outstanding, respectively	11,747	11,161
Capital in excess of par value	321,559,189	304,874,957
Total distributable earnings (deficit)	21,030,809	(700,348)
Total net assets	342,601,745	304,185,770
Total liabilities and net assets	$811,713,311	$592,152,378
NET ASSET VALUE PER SHARE	$29.17	$27.25

Asset Coverage Ratio	236.7%	347.1%

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	November 30, 2021	November 30, 2020
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$11,152,851	$10,422,586
Affiliate investments	1,055,947	418,418
Control investments	1,702,096	1,654,359
Payment-in-kind interest income:
Non-control/Non-affiliate investments	115,724	214,422
Affiliate investments	-	49,333
Control investments	110,737	44,896
Total interest from investments	14,137,355	12,804,014
Interest from cash and cash equivalents	968	770
Management fee income	815,739	623,817
Dividend Income*	537,621	12,799
Structuring and advisory fee income	582,500	545,354
Other income*	427,921	296,003
Total investment income	16,502,104	14,282,757

OPERATING EXPENSES
Interest and debt financing expenses	4,842,900	3,559,870
Base management fees	2,923,676	2,324,564
Incentive management fees expense (benefit)	2,417,628	2,295,000
Professional fees	(104,438)	502,979
Administrator expenses	750,000	693,750
Insurance	85,399	67,010
Directors fees and expenses	73,096	60,000
General & administrative	357,727	278,734
Income tax expense (benefit)	(40,519)	29,748
Total operating expenses	11,305,469	9,811,655
NET INVESTMENT INCOME	5,196,635	4,471,102

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	2,588,468	1,798
Affiliate investments	7,328,457	-
Control investments	-	-
Net realized gain (loss) from investments	9,916,925	1,798
Income tax (provision) benefit from realized gain on investments	(2,447,173)	(3,895,354)
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	3,887,216	4,348,888
Affiliate investments	(7,412,673)	385,414
Control investments	(2,517,159)	1,264,528
Net change in unrealized appreciation (depreciation) on investments	(6,042,616)	5,998,830
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	2,480,465	(210,057)
Net realized and unrealized gain (loss) on investments	3,907,601	1,895,217
Realized losses on extinguishment of debt	(764,123)	-
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$8,340,113	$6,366,319

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.73	$0.57
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,450,861	11,169,817

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the nine months ended
	November 30, 2021	November 30, 2020
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$33,687,612	$30,585,868
Affiliate investments	2,332,967	1,204,840
Control investments	5,616,182	4,037,915
Payment-in-kind interest income:
Non-control/Non-affiliate investments	1,002,819	1,125,306
Affiliate investments	-	143,574
Control investments	298,383	117,449
Total interest from investments	42,937,963	37,214,952
Interest from cash and cash equivalents	2,561	14,176
Management fee income	2,448,593	1,883,825
Dividend Income*	1,595,119	12,799
Structuring and advisory fee income	2,922,625	1,798,660
Other income*	1,852,916	511,063
Total investment income	51,759,777	41,435,475

OPERATING EXPENSES
Interest and debt financing expenses	14,367,996	9,452,193
Base management fees	8,684,681	6,694,144
Incentive management fees expense (benefit)	9,698,327	1,966,367
Professional fees	863,376	1,257,420
Administrator expenses	2,156,250	1,852,083
Insurance	258,035	202,463
Directors fees and expenses	265,596	195,000
General & administrative	1,301,603	963,372
Income tax expense (benefit)	18,082	28,304
Total operating expenses	37,613,946	22,611,346
NET INVESTMENT INCOME	14,145,831	18,824,129

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	6,140,073	22,207
Affiliate investments	7,328,457	-
Control investments	(139,867)	-
Net realized gain (loss) from investments	13,328,663	22,207
Income tax (provision) benefit from realized gain on investments	(2,896,056)	(3,895,354)
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	11,593,037	(9,472,477)
Affiliate investments	(1,668,686)	(1,421,606)
Control investments	4,222,150	1,522,945
Net change in unrealized appreciation (depreciation) on investments	14,146,501	(9,371,138)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	921,610	(58,838)
Net realized and unrealized gain (loss) on investments	25,500,718	(13,303,123)
Realized losses on extinguishment of debt	(2,316,263)	-
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$37,330,286	$5,521,006

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$3.30	$0.49
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,312,991	11,198,287

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. In addition, adjusted net investment income also excludes the interest expense and amortization of deferred financing costs related to the 2025 notes during the call notice period while the 2026 notes were already issued and outstanding. Both these expenses are directly attributable to the issuance of the 2026 notes and the subsequent repayment of the 2025 notes, and are deemed to be non-recurring in nature and not representative of the operations of Saratoga Investment. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three and nine months ended November 30, 2021, and November 30, 2020.

	For the three months ended		For the nine months ended
	November 30		November 30
	2021	2020	2021	2020
Net Investment Income	$5,196,635	$4,471,102	$14,145,831	$18,824,129
Changes in accrued capital gains incentive fee expense/reversal	894,134	1,058,955	4,927,592	(2,035,048)
Interest expense on 2025 Notes during call period (3)	-	-	274,439	-
Adjusted net investment income	$6,090,769	$5,530,057	$19,347,862	$16,789,081

Net investment income yield	6.2%	6.0%	5.8%	8.5%
Changes in accrued capital gains incentive fee expense/reversal	1.1%	1.4%	2.1%	(0.9)%
Interest expense on 2025 Notes during call period (3)	-	-	0.1%	-
Adjusted net investment income yield (1)	7.3%	7.4%	8.0%	7.6%

Net investment income per share	$0.45	$0.40	$1.25	$1.68
Changes in accrued capital gains incentive fee expense/reversal	$0.08	$0.10	$0.44	$(0.18)
Interest expense on 2025 Notes during call period (3)	-	-	$0.02	-
Adjusted net investment income per share (2)	$0.53	$0.50	$1.71	$1.50

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

(3)	Interest and amortization of deferred financing costs on 2025 notes during call period is presented net of the incentive fee accrual